Exhibit (k)(4)

FORM OF SUB-ADMINISTRATION AGREEMENT

THIS AGREEMENT is made this _____ day of _______________, Two Thousand and Twenty-Four.

BETWEEN HPS Investment Partners, LLC, a limited liability company established in and under the laws of Delaware (the “Administrator”) of the first part, HPS CORPORATE CAPITAL SOLUTIONS BDC, a Delaware statutory trust (the “Fund”) of the second part and solely with respect to Clauses 7 and 11.5 hereof, and HARMONIC FUND SERVICES, a company incorporated in and under the laws of the Cayman Islands whose business address is at Cayman Corporate Centre, 4th Floor, 27 Hospital Road, George Town, Grand Cayman KY1-1102, Cayman Islands (“Harmonic”) of the third part.

WHEREAS the Administrator acts as administrator to the Fund and is responsible for providing various administrative services to the Fund; and

WHEREAS the Administrator wishes to appoint Harmonic as sub-administrator and Harmonic has agreed to provide the services set out in Appendix 1 to the Administrator with respect to the Fund on the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement and in all amendments hereto, the following words and expressions will, where not inconsistent with the context, have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Affiliate”

(a)	in relation to any person other than Harmonic, means any other person who directly or indirectly controls, is controlled by or is under common control with, that person; and

(b)

in relation to Harmonic, means (i) any other person who directly or indirectly controls Harmonic (such person being a “Holding Company”), (ii) any other person who directly or indirectly is controlled by Harmonic, (iii) any other person who directly or indirectly is under common control with Harmonic, (iv) any other person who directly or indirectly is under common control with the Holding Company (such person being an “Additional Holding Company”), (v) any other person who directly or indirectly controls the Additional Holding Company, and (vi) any other person who directly or indirectly is controlled by the Additional Holding Company.

For the purposes of parts (a) and (b) of this definition, the terms controls, is controlled by, or under common control with mean (i) the direct or indirect ownership of in excess of 50% of the equity interests (or interests convertible into or otherwise exchangeable for equity interests) in a person, or (ii) the direct or indirect ownership of in excess of 50% of the voting securities of a person or securities carrying the direct or indirect right to elect in excess of 50% of the board of directors or other governing body of a person (whether by securities ownership, contract or otherwise).

“Board of Trustees” means the Board of Trustees of the Fund.

“Code” means the United States Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.

“Declaration of Trust” means the Declaration of Trust of the Fund for the time being in force.

“ERISA” means the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“Fee” means the management fee and/or incentive fee to be paid by the Fund to the Manager, as applicable and as set forth in the Fund’s registration statement.

“Fee Calculation” means such Fee calculation as Harmonic agrees in writing to perform pursuant to the services specified in Appendix 1 and 2 from time to time.

“Harmonic Party” means Harmonic, together with its Affiliates, successors, agents and delegates and their respective directors, officers, independent contractors and employees.

“Losses” means all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever.

“Manager” means HPS Advisors, LLC, any successor thereof or any other entity that serves as investment adviser to the Fund pursuant to an investment advisory agreement.

“Net Asset Value” means the net asset value of the Fund calculated in accordance with the terms of the Fund’s registration statement;

“Net Asset Value per Share” means the net asset value per Share of each class of the Fund calculated in accordance with the terms of the Fund’s registration statement;

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975 (e)(1) of the Code.

“Plan Asset Regulations” means United States Department of Labor Regulation at 29C.F.R. section 2510.3-101.

“Proper Instructions” means instructions from the Board of Trustees or the Administrator in the English language sent by facsimile or email, signed or sent or purporting to be signed or sent by such one or more persons as the Board or Trustees or the Administrator will from time to time authorise to give such instructions. A certified copy of a resolution of the Board or Trustees or the Administrator, or an officer’s certificate of the Administrator, will be conclusive evidence of the authority of any such person to act until Harmonic is in receipt of written notice to the contrary.

“Share” means a common share of beneficial interest of any class and (if relevant) series in the Fund.

“Shareholder” means the holder of a Share.

“Subscription Booklet” means the subscription agreement completed by a Shareholder or prospective Shareholder.

1.2

Words importing the singular will include the plural, and vice versa, and words importing the masculine gender will include the feminine and neuter genders, and vice versa, and words importing persons will include partnerships, trusts and bodies corporate, and vice versa.

1.3

Expressions defined in this Agreement will bear the same meanings in any appendix, annexure or amendment thereto which does not contain a different definition for that expression, unless the context otherwise requires.

1.4

Any reference in this Agreement to legislation or subordinate legislation is to such legislation or subordinate legislation at the date hereof and as amended and/or re-enacted and/or succeeded and/or replaced from time to time.

1.5

Any reference to a Clause or Appendix is to the relevant Clause or Appendix of or to this Agreement. Each Appendix forms part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes each Appendix.

2.	APPOINTMENT OF HARMONIC

The Administrator hereby appoints Harmonic, and Harmonic hereby agrees to act as sub-administrator and to perform the services set out in Appendix 1 and Appendix 2 from time to time. The performance of such services shall commence from the date hereof or such later date as shall be agreed between the parties in writing.

3.	PROPER INSTRUCTIONS CONFLICTS

In the event that Harmonic receives conflicting Proper Instructions from the Board of Trustees and the Administrator, Proper Instructions from the Board of Trustees will prevail to the extent practicable.

4.	REMUNERATION OF HARMONIC

Harmonic will be paid by way of remuneration for its services, pursuant to this Agreement, fees at such rates, at such times, in such currency and in such place, as set forth in Appendix 2, as may be subsequently amended in accordance with Clause 16. Harmonic will also be entitled to receive from the Fund an amount equal to all out-of-pocket expenses properly incurred by Harmonic in respect of the services provided pursuant to this Agreement.

5.	DUTIES OF THE ADMINISTRATOR

The Administrator will:

(a)

with all reasonable expedition supply Harmonic with all such information as Harmonic may require to enable it to perform its services hereunder and for it to comply with applicable laws and regulations; and

(b)

promptly approve any Fee Calculation, and any accrual in relation thereto prepared by Harmonic, provided that failure by the Administrator to object to any such Fee Calculation within such number of days as may be agreed between Harmonic and the Administrator, after being provided with notice of it will be deemed to constitute approval for the purpose of this Agreement.

6.	RIGHTS OF HARMONIC

Harmonic may:

(a)

with prior written notice to the Administrator and the Fund, appoint an agent or delegate (which shall be an Affiliate) to perform all or any of its duties hereunder (including in such appointment powers of sub-delegation). The fees and other remuneration of such agent or delegate will be paid by Harmonic. Harmonic shall believe in good faith that any agent or delegate appointed hereunder is qualified to perform the duties sought to be delegated or outsourced;

(b)

upon the prior written consent of the Administrator, use the name of the Fund and sign any necessary letters or other documents for, and on behalf of, the Fund as sub-administrator of the Fund solely in the performance of its duties hereunder;

(c)	with the prior written consent of the Administrator, use the name of the Fund as part of a representative list for marketing purposes;

(d)

provide non-executive directors, a registered office or company secretary, or act as administrator or sub-administrator, registrar or subscription, withdrawal, transfer, accounting or valuation agent, or in any other capacity for any other company, corporation, partnership or body of persons on such terms as may be arranged with such company, corporation, partnership or body of persons, and will not be deemed to be affected with notice of, or to be under any duty to disclose to the Administrator, the Fund or the Manager, any fact or thing which may come to the knowledge of Harmonic or any agent or delegate of Harmonic in the course of so doing, or in any manner whatever otherwise than in the course of carrying out the duties of sub-administrator hereunder; and

(e)

contract or enter into any financial, banking or other transaction with the Fund or any Shareholder or any company or body whose securities are held by, or for the account of, the Fund or any other person. Harmonic may likewise be interested in any such contract or transaction provided it is on normal commercial terms negotiated at arm’s length.

7.	LIABILITY OF HARMONIC AND INDEMNITIES

7.1

No Harmonic Party will incur liability by refusing in good faith to perform any duty or obligation herein which, in its reasonable judgment, is improper or unauthorised, provided that in performing its duties and obligations hereunder no Harmonic Party will be required to do, or procure the doing of, anything contrary to, or in breach of, or which constitutes any offence against, any applicable law or regulation.

7.2

No Harmonic Party will be liable for any Losses the Fund or the Administrator may sustain as a result of the performance or non-performance of the services provided under this Agreement other than to the extent caused by the actual fraud, negligence or wilful default of any Harmonic Party. Harmonic will also accept liability for any Losses the Fund or the Administrator may sustain as a result of the bankruptcy, liquidation or insolvency of any agent or delegate of Harmonic (which is an Affiliate).

7.3

The Fund will indemnify and hold harmless each Harmonic Party from and against any and all Losses (other than Losses resulting from the actual fraud, negligence or wilful default on the part of a Harmonic Party) which may be imposed on, incurred by or asserted against a Harmonic Party in performing its obligations or duties hereunder. Harmonic will indemnify and hold harmless the Fund, the Manager, the Administrator and their Affiliates from and against any and all Losses resulting from the actual fraud, negligence or wilful default on the part of a Harmonic Party in the performance or non-performance of its obligations or duties hereunder.

7.4

In performing any Fee Calculation and any accrual in relation thereto, no Harmonic Party will be liable for any Losses suffered by the Fund, the Administrator or the Manager by reason of the method of calculation agreed with the Administrator, or by reason of a Harmonic Party acting upon Proper Instructions. Approval by the Administrator of any Fee Calculation, and any accrual in relation thereto, will be conclusive evidence of the fact that the Fee Calculation or accrual has been determined in accordance with the requirements of the Administrator for the purpose of this Agreement, and no Harmonic Party (in the absence of actual fraud, negligence or wilful default on the part of a Harmonic Party) will be liable for any Losses suffered by the Fund, the Administrator or the Manager as a result of such Fee Calculation.

7.5

In calculating the Net Asset Value, each Harmonic Party may rely upon such automatic pricing services as it will determine, and will not be liable for any Losses suffered by the Fund by reason of any error in calculation resulting from any inaccuracy in the information provided by such automatic pricing services, provided that Harmonic shall have used reasonable care in selecting such automatic pricing services and relies on its information in good faith.

7.6

In calculating the Net Asset Value each Harmonic Party may use pricing information supplied by the Administrator or any Affiliate thereof (including an Affiliate which is a broker, market maker or other intermediary), and will not be liable for any Losses suffered by the Fund by reason of any error in calculation resulting from any inaccuracy in the information provided in such case, provided that (where Harmonic is responsible for selecting such pricing service, broker, market maker or other intermediary) it shall have used reasonable care in selecting such pricing service, broker, market maker or other intermediary and relies on the information provided in good faith.

7.7

In calculating the Net Asset Value, each Harmonic Party may use particular pricing services, brokers, market makers or other intermediaries, and no Harmonic Party will be liable for any Losses suffered by the Fund by reason of any error in calculation resulting from any inaccuracy in the information provided.

7.8

No Harmonic Party will be liable for any Losses suffered by the Fund, whether caused by delays or otherwise, resulting from illegible or unclear communications from, or on behalf of, the Administrator, the Fund, the Manager, Shareholders, prospective Shareholders or any agents thereof, provided always that such Harmonic Party will, where practicable, make reasonable efforts to contact such person and clarify such communication.

7.9

No Harmonic Party will be liable for the failure by the Fund, the Administrator or the Manager to adhere to any investment objective, investment policy, investment restrictions or borrowing restrictions for, or imposed upon, the Fund.

7.10

No Harmonic Party will be responsible for the loss of, or damage to, any documents or other property of the Fund, or for any failure to fulfil its duties hereunder if loss, damage or failure is caused by, or directly or indirectly due to, war, terrorism, enemy action, the act of government or other competent authority, or any investment exchange or clearing house, riot, civil disturbance, rebellion, storm, tempest, accident, fire, strike, explosion, lock-out or the breakdown, failure or malfunction of any telecommunications or computer service, or any occurrence or event (whether similar or not) beyond the reasonable control of Harmonic.

7.11	Appendix 4 sets out Harmonic’s policy for acceptance of (i) documents or Proper Instructions sent by electronic transmission, and (ii) documents signed electronically.

7.12

A person who is not a party to this Agreement may not, in its own right or otherwise, enforce any term of this Agreement except that each Harmonic Party that is not a party to this Agreement may in its own right enforce Clause 7 (and its sub-clauses) subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 2014, as amended, modified, re-enacted or replaced. Notwithstanding any other term of this Agreement, the consent of any person who is not a party to this Agreement (including without limitation any Harmonic Party who is not also a party) is not required for any amendment to, or variation, release, rescission or termination of this Agreement.

7.13

Notwithstanding anything to the contrary contained in this Agreement or elsewhere, and for the avoidance of doubt, it is specifically agreed that under no circumstances will either party be liable for any indirect or consequential loss or loss of profit whatsoever of the other party or any other person.

7.14

Harmonic shall not be required to take any legal action on behalf of the Fund unless expressly agreed in writing. In no circumstances will Harmonic take any such action unless the Harmonic Parties are fully indemnified to Harmonic’s reasonable satisfaction for costs and liabilities which may be incurred in connection with such action.

7.15

It is hereby acknowledged that certain investments and the cash of the Fund may be held by custodians, brokers and banks from time to time appointed by the Fund (“Custody Entity”). Harmonic has no control over such investments and/or cash and will have no responsibility or liability for any Losses or damage which the Fund or any Shareholder may sustain or suffer as a result of the acts, omissions, liquidation, bankruptcy or insolvency of any Custody Entity.

7.16

Harmonic may refer any legal question to its own external legal advisers for the time being, on any matter of difficulty arising in connection with this Agreement, and may reasonably act on any opinion given by such legal advisers without being responsible for the correctness thereof or for any result which may follow from so doing provided that Harmonic has satisfied itself as to the quality and integrity of the legal adviser.

7.17

Each Harmonic Party shall be entitled, for all purposes, to rely on Proper Instructions and the authenticity and accuracy of all information and communications of whatever nature received by Harmonic in good faith in connection with the performance of their respective duties pursuant to this Agreement. No Harmonic Party shall be responsible or liable to any person for any Losses arising by virtue of any actions taken, or omitted to be taken, by it in consequence of any Proper Instructions, and/or any such information or communication not being authentic and/or accurate and/or from the apparent author and/or sender provided such Harmonic Party has acted in good faith.

7.18

Harmonic will have no responsibility for making any independent determination as to whether a Shareholder is eligible to invest in the Fund, but will be entitled to rely exclusively on the truthfulness of the representations, warranties and information of the Shareholder in the Subscription Booklet and the determinations and instructions of the Administrator. Harmonic will have no responsibility for compliance by the Fund, the Administrator or the Manager with any applicable securities laws or regulations in any jurisdiction. Harmonic will not be liable for any actions taken by the Fund, the Administrator or the Manager that would cause the Fund to violate any applicable securities laws or regulations in any jurisdiction and, in particular, Harmonic will not be liable for ensuring that the Fund’s registration statement and/or the Subscription Booklet (as amended from time to time) comply with any applicable securities laws or regulations in any jurisdiction.

7.19

No Harmonic Party will be liable for any Losses incurred as a result of an act or omission of any person providing services with respect to the Fund (including but not limited to any person acting as administrator or sub-administrator of the Fund) prior to the date of the appointment of Harmonic (“Appointment Date”). Harmonic will be entitled to rely upon the completeness and accuracy of all data and documentation provided to Harmonic and relating to any period up to the Appointment Date, including but not limited to valuations, audited or unaudited accounts and reports, financial books, records and registers (“Historic Data”). The Fund will indemnify and hold harmless each Harmonic Party from and against any and all Losses which may be imposed on, incurred by or asserted against a Harmonic Party by a third party by reason of it reasonably relying on such Historic Data in performing its obligations or duties hereunder and Harmonic is expressly relieved from any duty or obligation to verify the accuracy or completeness of Historic Data.

7.20

Harmonic shall perform its duties hereunder diligently and with the same standard of care exercised by a prudent person in connection with the performance of the same or similar duties and, in no event with less care than Harmonic exercises or would exercise in connection with the same or similar obligations if those obligations were the direct obligations of Harmonic.

8.	ERISA

8.1

Notwithstanding any other provisions contained in this Agreement, the Administrator acknowledges that the services to be provided with respect to the Fund by each Harmonic Party, pursuant to the terms of this Agreement, do not constitute fiduciary advice to the Fund or the Manager or their Affiliates; no Harmonic Party exercises any discretion or control with respect to the management or disposition of the assets of the Fund; and no Harmonic Party will, in any circumstances, be required to undertake any action that could possibly characterise such Harmonic Party as a fiduciary, as defined in Section 3(21) of ERISA, of the Fund or any Plan whose assets are invested in the Fund.

8.2

Notwithstanding any other provisions contained in this Agreement, the Administrator and the Fund agree to indemnify and hold harmless each Harmonic Party from and against any and all Losses which may be imposed on any Harmonic Party as a result of the assets of the Fund being deemed to constitute the assets of any Plan, within the meaning of the Plan Asset Regulations. The provisions of this Clause will remain in effect and will be enforceable by Harmonic after the termination of this Agreement.

9.	CONFIDENTIALITY AND DATA PROTECTION

9.1

No party will, unless compelled by any relevant statute, person empowered by statute, regulatory authority or court of competent jurisdiction, either before or after the termination of this Agreement, disclose to any person (other than its legal advisor, Affiliate and any agent or delegate appointed pursuant to Clause 6(a)) any information relating to the other parties or to the affairs of such parties without the consent of those other parties.

9.2

The obligations of each of the parties contained in Clause 9.1 above will continue without time limit but will cease to apply to any information which is in the public domain (otherwise than by breach by any party of its obligations herein) or which the disclosing party developed independently or which was disclosed by a third party without breach of this Agreement.

9.3

Notwithstanding anything herein to the contrary, the Administrator and/or the Fund shall be permitted to disclose the identity of Harmonic as a service provider, redacted copies of this Agreement, and such other information as may be required for and in the Fund’s registration statement, filings with regulatory authorities and agencies, and communications with Shareholders, prospective shareholders (including in connection with due diligence requests) and the Fund’s other service providers, or as may otherwise be required by applicable law, rule, or regulation.

9.4	Notwithstanding anything to the contrary contained in this Clause, Harmonic will be entitled to use the name of the Fund as set out in Clause 6(b) above.

9.5

No party will, either before or after the termination of this Agreement, do or commit any act or matter or thing which would or might prejudice or bring into disrepute the business or reputation of the other party or any of its directors, partners and/or members.

9.6

The Administrator acknowledges and agrees that Harmonic, subject always to the confidentiality obligations to the Administrator and the Fund under the confidentiality provisions of this Clause, by itself or through an agent or delegate, may generate, collect, receive, transfer, disclose, process and store materials, data, information and content relating to the Administrator, the Fund and/or the business of the Fund, or its principals, affiliates, Shareholders, beneficial owners, directors, officers, employees and agents (“Data”) whether confidential or not, either in original format, on servers maintained by Harmonic, or its agent or delegate, or by third party service providers on

Harmonic’s behalf, within or outside of the Cayman Islands and/or in any other jurisdictions whether or not Harmonic or its agent or delegate has a presence in such jurisdictions, including jurisdictions which may not have equivalent data protection requirements to the Cayman Islands. In this regard, subject to applicable law, the Administrator explicitly consents to the transfer of all Data into and out of any such jurisdiction. The Administrator further acknowledges and agrees that Harmonic may be obliged to retain such Data for a period of time after the termination of this Agreement and may be requested, required or compelled to disclose such Data to third parties as set out in the confidentiality provisions of this Clause.

9.7

Certain data received by Harmonic in the course of performing services hereunder may be “Personal Data” in scope of Regulation (EU) 2016/679 (known as the European Union General Data Protection Regulation). Appendix 5 sets out Harmonic’s particular obligations in relation to such Personal Data.

9.8

Certain information received by Harmonic in the course of performing services hereunder may be “Personal Information” as defined by Cal. Civ. Code §§ 1798.100–1798.199 (known as the California Consumer Privacy Act of 2018). Appendix 6 sets out Harmonic’s particular obligations in relation to such Personal Information.

9.9

Harmonic shall promptly notify the Administrator and the Fund in writing of any breach of security, misuse or misappropriation of, or unauthorised access to, (in each case, whether actual or alleged) any Data, systems utilised by Harmonic in its provision of services to the Fund, Harmonic’s cybersecurity systems, or any other confidential information.

10.	WARRANTIES

10.1	Each of the Administrator and Harmonic hereby represents and warrants that, as at the date hereof and for the duration of this Agreement:

(a)

it is a duly established legal entity in its country of incorporation, and all necessary approvals, permits, authorisations and licences from the authorities required by it under the laws and regulations of its country of incorporation to enter into and perform this Agreement have been obtained, and all actions have been taken by it to comply with all legal and other requirements necessary to ensure that by entering into this Agreement and performing its obligations hereunder, it would not infringe any laws or regulations applicable to it or the terms of any such approval, permit, authorisation or licence;

(b)

all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents), in order to enable it lawfully to enter into, exercise its rights, and perform and comply with its obligations under this Agreement, and ensure that those obligations are valid, legally binding and enforceable, have been taken, fulfilled and done;

(c)

it has the necessary power and authority to enter into this Agreement, and to exercise its rights, and observe and perform its obligations hereunder, and the execution of this Agreement by it has been duly authorised so that upon execution, this Agreement will constitute valid and binding obligations of it in accordance with its terms; and

(d)

its entry into, exercise of its rights, and/or performance of or compliance with its obligations under this Agreement do not, and will not, contravene or constitute a default under its constitutional documents or under any other agreement, contract, instrument or other form of commitment binding upon it.

10.2

The Administrator represents and warrants that, as at the date hereof and for the duration of this Agreement it has provided and will provide Harmonic with all information reasonably requested and reasonably necessary to enable Harmonic to perform its services and duties hereunder.

11.	TERMINATION

11.1

This Agreement shall continue in force until terminated by either the Administrator or Harmonic, giving to the other parties not less than 90 days’ notice in writing (or such shorter notice as the parties may agree), expiring at any time provided that the Administrator may terminate this Agreement in its sole discretion at any time on or before August 31, 2023; and provided further that any party may terminate this Agreement forthwith by notice in writing taking immediate or subsequent effect if:

(a)

any party has committed a material breach or is in persistent breach of any of the terms of this Agreement (including the representations and warranties) and has not remedied such breach within 30 days after service of notice by the other parties requiring it to be remedied; or

(b)

Harmonic or the Administrator (as the case may be) goes into liquidation (except a voluntary liquidation for the purposes of reconstruction, amalgamation or merger on terms previously approved in writing by the other parties) or has a receiver or its equivalent in any jurisdiction appointed over all or any of its assets.

11.2

Termination of this Agreement will be without prejudice to any claims or rights which either of the parties may have by reason of any breach of the other party’s obligations and, without prejudice to the generality of the foregoing, any indemnity provisions and provisions limiting liability will survive termination of this Agreement.

11.3

Upon termination, the Administrator will arrange for notification to the Shareholders and, if applicable, for the Fund’s registration statement, Subscription Booklet and any advertising or sales material which refers to Harmonic to be promptly amended.

11.4

Upon termination of this Agreement, Harmonic will, subject to compliance with applicable law, hand over to the Administrator and the Fund, or to such person as it may direct, all documents belonging to the Administrator and the Fund that are in the possession of Harmonic.

11.5

In the event that, in connection with termination, a successor to any of Harmonic’s duties or responsibilities hereunder is designated by the Administrator by written notice to Harmonic, Harmonic will promptly, upon such termination, except in the case of a material breach by Harmonic, in which case all expenses should be borne by Harmonic, and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Harmonic under this Agreement in a form reasonably acceptable to the Administrator (if such form differs from the form in which Harmonic has maintained the same, the Fund shall pay any reasonable and documented expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Harmonic’s personnel in the establishment of books, records, and other data by such successor. The Fund or Administrator shall be entitled to request, and Harmonic shall furnish in response to such request, the services contemplated herein for six (6) months following the termination of the agreement at the rates provided herein in order to allow for a smooth transition, except if the agreement is terminated by Harmonic upon the breach of the Administrator of any material term of this Agreement.

12.	NOTICES

12.1

With the exception of Proper Instructions (which will be forwarded to such address, facsimile number or email address as may be notified in writing by Harmonic to the Administrator from time to time) each of the parties chooses as its address and facsimile number and (in the case of Harmonic) email address (“notice address”) for the purposes of the giving of any notice, the serving of any process, and for any other purpose arising from this Agreement, its respective address, facsimile number and email address set forth below:

Address for the Administrator: HPS Investment Partners, LLC, 40 West 57th Street, 33rd Floor, New York, NY 10019 Attention: Faith Rosenfeld

Facsimile Number of the Administrator: + 212 287 4915 Attention: Faith Rosenfeld

Address for the Fund: HPS Corporate Capital Solutions BDC, 40 West 57th Street, 33rd Floor, New York, NY 10019 Attention: Faith Rosenfeld

Facsimile Number of the Fund: + 212 287 4915 Attention: Faith Rosenfeld

With a copy to Greg MacCordy, Chief Compliance Officer of the Fund

Email Address of Chief Compliance Officer of the Fund: greg.maccordy@acaglobal.com

Address for Harmonic:

c/o Harmonic Fund Services, 4th Floor, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-1102, Cayman Islands Attention: Allen Bernardo

Facsimile Number of Harmonic: + 1 345 945 1335 Attention: Allen Bernardo

Email Address of Harmonic: allen.bernardo@harmonic.ky

12.2	Each of the parties will be entitled from time to time, by written notice to the others, to change its notice address.

12.3	Any notice given by one party to the others (“the addressee”) which:

(a)

is delivered by hand during the normal business hours of the addressee at the addressee’s notice address for the time being will be presumed (until the contrary is proved by the addressee) to have been received by the addressee at the time of delivery; or

(b)

is posted by registered post to the addressee’s notice address for the time being will be presumed (until the contrary is proved by the addressee) to have been received by the addressee on the tenth day after the date of posting; or

(c)

is delivered by facsimile during the normal business hours of the addressee will be presumed (until the contrary is proved by the recipient) to have been received immediately upon confirmation of receipt, provided that the party communicating by facsimile will telephone the receiving party to confirm receipt; or

(d)

is delivered by email during the normal business hours of the addressee will be presumed (until the contrary is proved by the recipient) to have been received immediately upon confirmation of delivery.

13.	RECORDS

Harmonic is authorised to maintain all accounts, corporate books, records or other documents relating to the Administrator, the Fund or their affairs on computer records, and to produce at any time during the course of legal proceedings, copies or reproductions of these documents made by photographic, photostatic or data processing procedures as juridical proof thereof.

Harmonic shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Administrator, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Harmonic agrees that all such records prepared or maintained by Harmonic relating to the services to be performed by Harmonic hereunder are the property of the Administrator and/or the Fund, as applicable, and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Administrator and/or the Fund on and in accordance with its request. Harmonic agrees to provide any records to the Administrator necessary for the Fund to comply with its disclosure controls and procedures and internal control over financial reporting adopted in accordance with the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, Harmonic may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

14.	TELEPHONE RECORDING

Subject to compliance with applicable laws Harmonic may record all telephone conversations between it and the Administrator and any person acting on behalf of or at the direction of the Administrator, or it and any Shareholder, and any such tape recordings may be submitted in evidence in any proceedings relating to this Agreement.

15.	UPDATES TO AND APPROVAL OF FUND DOCUMENTS

The Administrator hereby represents and warrants to Harmonic that it will comply with the specific duties and obligations set out in Appendix 3.

16.	ASSIGNMENT AND AMENDMENT

This Agreement may not be assigned or amended by any party hereto without the prior written consent of the other parties provided that no consent, shall be required for any assignment by Harmonic of its rights and obligations pursuant to this Agreement to a suitably licensed Affiliate.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which when executed and delivered will constitute an original, and all such counterparts together constituting but one and the same agreement.

18.	SEVERANCE

If any provision will be determined to be void or unenforceable, in whole or in part, for any reason whatsoever, such invalidity or unenforceability will not affect the remaining provisions or any part thereof contained within the Agreement, and such void or unenforceable provisions will be deemed to be severable from any other provision or part thereof.

19.	ENTIRE AGREEMENT

This Agreement cancels and supersedes all prior negotiations and agreements entered into between the parties relating to the matters set forth herein and, save in the event of actual fraud or fraudulent misrepresentation, no party will be bound by any undertakings, representations, warranties, promises or the like not recorded herein.

20.	WAIVER

No concession, privilege or additional benefit which a party (the “Grantor”) may at any time grant to the other parties will be deemed to constitute a novation or an amendment of this Agreement, or a waiver of the rights of the Grantor hereunder, and no provision of this Agreement may be waived otherwise than by an instrument in writing signed by all parties.

21.	PROPER LAW AND JURISDICTION

This Agreement will be governed by, and construed in accordance with, the laws of the Cayman Islands and the courts of the Cayman Islands will have exclusive jurisdiction to resolve any disputes relating to the terms of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by:	)
for and on behalf of the Administrator	)	Name:

SIGNED by:	)
for and on behalf of the Fund, solely with respect to Clauses 7 and 11.5 hereof	)	Name:

SIGNED by:	)
for and on behalf of Harmonic	)	Name:
	)	Title:

APPENDIX 1

Services

Harmonic will:

(a)

determine, in accordance with the method of calculation agreed upon by the Administrator and pursuant to Proper Instructions, any Fee payable and any accrual in relation thereto, and determine as of each valuation point, the Net Asset Value and Net Asset Value per Share, in accordance with the Fund’s registration statement and in accordance with the information supplied to it by or on behalf of the Administrator and any Custody Entity;

(b)

conduct daily cash, position and trade reconciliations, and supervise the maintenance of the Fund’s general ledger, including oversight of expense payments and of the declaration and payment of distributions to Shareholders;

(c)

keep the accounts of the Fund and maintain the books and records of the Fund as required under Rule 31a-3 of the 1940 Act and otherwise, for the proper conduct of the financial affairs of the Fund, all in accordance with the information supplied to it by or on behalf of the Administrator and any Custody Entity;

(d)

assist with preparing the annual, semi-annual and quarterly financial statements of the Fund for inclusion in Form 10-Q, Form 10-K and Form 8-K filings, as applicable, in accordance with the information supplied to it by or on behalf of the Administrator and assist and liaise with the auditor in respect thereof, provided that Harmonic shall be afforded a reasonable opportunity to review a final draft of the annual financial statements prior to finalisation;

(e)	promptly deliver, or procure the delivery of, the Net Asset Value and Net Asset Value per Share to the Administrator or to any other person as may reasonably be requested by the Administrator;

(f)	assist the Administrator with the preparation of required tax or information returns;

(g)	provide the Administrator’s personnel upon request with information about the Fund’s performance and administration, including the Fund’s total return, expense ratio and portfolio turnover rate;

(h)	arrange for a representative of Harmonic to attend at telephone board meetings and telephone general meetings of the Shareholders when so required by the Administrator;

(i)	act as liaison among all Fund service providers, including, but not limited to, custodians, depositaries, transfer agents and dividend reinvestment plan administrators;

(j)

monitor arrangements under distribution and/or shareholder services or similar plans, and review calculations, prepared by the Fund’s transfer agent, of fees due to distributors, custodians and other service providers pursuant to such plans;

(k)	monitor and communicate activity under share repurchase or tender offer programs;

(l)

keep the Fund’s governing documents, including its Declaration of Trust, bylaws and minute books, but only to the extent such documents are provided to Harmonic by the Administrator, the Fund or its representatives for safe-keeping;

(m)

monitor compliance with the 1940 Act requirements which are confirmed by the Administrator to Harmonic as being applicable to business development companies and the Fund’s status as a regulated investment company under Subchapter M of the Code as set forth below, including preparing monthly reports on the Fund’s status with respect to each test and quarterly reporting for inclusion in the compliance report to the Board of Trustees in accordance with the information supplied to it by or on behalf of the Administrator:

a.	IRC Section 851—90% Qualifying income

b.	IRC Section 851 – Annual Distribution Requirement

c.	IRC Section 851—Fund Diversification

d.	Section 55(a) of the 1940 Act—70% Eligible Assets Requirement

e.	Section 12(d)(1) of the 1940 Act—Investment Companies

f.	Section 12(d)(2) of the 1940 Act – Insurance Companies

g.	Section 12(d)(3) of the 1940 Act – Securities-Related Businesses

h.	Section 18 of the 1940 Act, as modified by Section 61 of the 1940 Act – 150% Asset Coverage Requirement

i.	Section 35(d)(1) of the 1940 Act – Names Rule test

(n)	maintain awareness of operational service issues;

(o)	assist the Administrator with monitoring Fund compliance with the policies and investment limitations as set forth in its registration statement;

(p)	assist the Administrator with preparing Blue Sky reporting and other ad-hoc reports, as necessary, at prevailing rates;

(q)

perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications in the form reasonably advised and requested by the Administrator in connection with: (i) any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of Harmonic’s compliance program as it relates to the Fund, provided the same shall not be deemed to change Harmonic’s standard of care as set forth herein;

(r)

in order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (“Rule 38a-1”), Harmonic will provide the Fund’s Chief Compliance Officer with reasonable access to Harmonic’s records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications in the form advised by the Administrator from time to time regarding any Material Compliance Matter (as defined in Rule 38a-1) involving Harmonic that affect or could affect the Fund;

(s)	assist the Administrator with preparing reports and other documents required by the SEC and any U.S. stock exchanges on which the Fund’s shares may be listed;

(t)	assist in producing materials requested by the SEC;

(u)	maintain records of all materials produced pursuant to the services provided under this Agreement as requested by the SEC;

(v)	provide financial data for inclusion in the Fund’s registration statement(s) filed under the 1933 Act and/or the 1934 Act;

(w)

provide supporting financial and portfolio information, as required, to facilitate the Fund’s monthly publishing of Net Asset Value, distributions to Shareholders, status of the Fund’s offering and portfolio updates;

(x)

assist the Fund’s Chief Executive Officer and Chief Financial Officer in connection with establishing and maintaining internal control over financial reporting (as defined in Rules 13a-15(f) and 15-d(f) under the 1934 Act) for the Fund;

(y)

supervise the maintenance of the Fund’s general ledger and the preparation of the Fund’s financial statements, including oversight of expense payments, of the determination of net asset value of the Fund’s shares, and of the declaration and payment of dividends and other distributions to shareholders;

(z)	compute the total return (based on both net asset value and market value, to the extent applicable) and expense ratio of the Fund and the Fund’s portfolio turnover rate;

(aa)	prepare quarterly and annual financial statements, which include without limitation the following items:

a.	Schedule of Investments;

b.	Consolidated Balance Sheet;

c.	Statement of Operations;

d.	Statement of Changes in Net Assets;

e.	Statement of Cash Flows;

f.	Notes to the quarterly and annual financial statements;

g.	Financial highlights;

(bb)	assist the Administrator with preparing Form 1099 Miscellaneous, 1042 or 1042-S for payments to trustees and other service providers;

(cc)	prepare tax schedules in the form advised by the Administrator from time to time, which include without limitation the following items:

a.	Fiscal Distribution Schedule (including recorded ROSCOP journal entry to general ledger);

b.	Excise Distribution Schedule;

(dd)

to the extent requested, prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules in the form advised by the Administrator from time to time. Harmonic will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant.

(ee)	provide the Fund’s management and Fund’s independent accountant with tax reporting information pertaining to the Fund and available to Harmonic as required in a timely manner; and

(ff)	assist the Administrator with preparing Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or the Fund’s independent accountant.

For the avoidance of doubt, it is acknowledged and agreed by the Fund and the Administrator that Harmonic shall not be responsible for:

(a)

performing such anti-money laundering, anti-terrorism financing and anti-proliferation financing duties in relation to the Fund and each Shareholder as are required under applicable laws and regulations (including provision of Money Laundering Reporting Officer and Money Laundering Compliance Officer for the Fund); or

(b)

providing the Fund with certain reports and information about Shareholders, or effecting regulatory filings, to enable the Fund to discharge its obligations related to “Automatic Exchange of Information” under applicable laws and regulations.

Such duties in (a) and (b) immediately above shall be performed by a separate service provider appointed by the Fund.

APPENDIX 2

Fee Schedule

ADMINISTRATION AND TECHNOLOGY SERVICES

Administration Services:

Technology:

Other terms:

APPENDIX 3

Approval of Fund Documents

The Administrator will deliver to Harmonic for review, prior to finalisation thereof, a draft of any of the following documents (each a “Relevant Fund Document”) (properly blacklined from the previous final version, if appropriate) and Harmonic shall be afforded a reasonable opportunity to review, comment, and provide input on the terms of the Relevant Fund Document prior to finalisation to the extent such Relevant Fund Document affects the services performed by Harmonic. Following finalisation Harmonic shall be provided with the clean final version of the following Relevant Fund Document(s) (where applicable):

(i)	any amended registration statement, supplement or addendum;

(ii)	any amended Subscription Booklet, supplement or addendum;

(iii)	any letter to Shareholders;

(iv)	any voting materials for Shareholders;

(v)	any amendment to the Declaration of Trust; and

(vi)	any amendment, supplement or addendum to a material contract of the Fund or new material contract of the Fund.

APPENDIX 4

Electronically Transmitted Documents and Electronic Signatures

This Appendix sets out Harmonic’s policy for acceptance of (i) documents sent by electronic transmission, and (ii) documents signed electronically.

ELECTRONICALLY TRANSMITTED DOCUMENTS

Certain Shareholders or prospective Shareholders may request that they be permitted to submit instructions to the Fund (including Subscription Booklets and transfer instructions) by electronic transmission only (meaning facsimile or email in lieu (in each case) of an original paper version) (“Electronic Instructions”), instead of by the default method of transmission of such instructions which is facsimile or email with original to follow sent to the facsimile number, email address and physical address as set out in the Fund’s documents.

No such request shall be agreed to and Harmonic shall not be directed to agree to accept an Electronic Instruction unless the Administrator has received written confirmation from legal counsel for the Fund that:

(a)

the laws and regulations (i) in the jurisdiction of establishment of the Fund and (ii) governing the Fund’s documents, do not prohibit acceptance of Electronic Instructions, and Electronic Instructions are no less legally effective than such documents would have been if they had also been submitted to the Fund in an original paper version; and

(b)	the Fund’s registration statement, Subscription Booklet, transfer instructions and Declaration of Trust of the Fund do not prohibit acceptance of Electronic Instructions.

In the event Harmonic is directed to process Electronic Instructions, the Administrator agrees that:

(a)	Harmonic may rely conclusively upon and shall incur no liability in respect of any action taken upon any Electronic Instruction that is believed in good faith to be genuine;

(b)	where an Electronic Instruction is given or sent to Harmonic, Harmonic shall be entitled to act on such Electronic Instruction in place of delivery of such document in paper;

(c)

permitting Electronic Instructions in lieu of an original to follow presents the particular risk that the Electronic Instruction will not be properly received by Harmonic, and accordingly the sender of the Electronic Instruction in these circumstances must always follow up with Harmonic in order to ensure the Electronic Instruction has been received. The fact that a transmission report produced by the originator of such Electronic Instruction discloses that the Electronic Instruction was sent will not be sufficient proof of receipt by Harmonic. In the case of an Electronic Instruction transmitted to Harmonic by: (i) email—a report produced by Harmonic’s computer system which discloses that an email was received by Harmonic from the purported sender will be proof of receipt of an email from the particular sender on a particular date/time, but does not show the contents of such email and if such email contained an attachment, such report would only show the fact the email had an attachment but not the contents of such attachment; or (ii) facsimile—a report produced by Harmonic’s facsimile system which discloses that a facsimile was received by Harmonic from the purported sender will be proof of receipt of such facsimile; and

(d)

each Harmonic Party shall be indemnified (on a full indemnity basis) and held harmless against, any and all Losses arising to a Harmonic Party as a result of the mis-delivery, the non-receipt or the interception of any Electronic Instruction or in consequence of any Harmonic Party accepting and acting upon any Electronic Instruction given or sent as aforesaid, whether or not such Electronic Instruction was given or sent or purported to have been given or sent by any person duly authorised to give such Electronic Instruction.

ELECTRONIC SIGNATURES

Certain Shareholders or prospective Shareholders may request that they be permitted to submit instructions in relation to the Fund (including Subscription Booklets and transfer instructions) by using an electronic signature technology (each an “Electronic Signature Instruction”) instead of executing/signing and submitting instructions in accordance with the Fund’s documents.

The Administrator acknowledges that use of electronic signature technology is not yet commonplace in the funds industry, and in some jurisdictions laws and regulations are still in development to address this trend. Even where specific laws/regulations have been enacted which address electronic signatures, such laws/regulations are being periodically revised, clarified and updated as this new area of law develops.

The Administrator understands and acknowledges that “DocuSign” is a specific electronic signature technology which is generally accepted as being one of the more reliable and secure forms of electronic signature technology and is therefore the preferred electronic signature technology. Administrator understands and acknowledges that other electronic signature technology may not be as reliable and secure and the risk of fraudulent signature may be greater in the case of a document signed electronically by the use of such other technology.

No such request shall be agreed to, and Harmonic shall not be directed to agree to accept an Electronic Signature Instruction unless the Administrator has received written confirmation from legal counsel for the Fund that:

(a)

the laws and regulations (i) in the jurisdiction of establishment of the Fund and (ii) governing the Fund’s documents, do not prohibit acceptance of Electronic Signature Instructions, and Electronic Signature Instructions are no less legally effective than such documents would have been if they had been executed/signed and submitted in accordance with the Fund’s documents; and

(b)	the Fund’s registration statement, Subscription Booklet, transfer instructions and Declaration of Trust of the Fund do not prohibit acceptance of Electronic Signature Instructions.

In the event Harmonic receives Electronic Signature Instructions the Administrator agrees that:

(a)	Harmonic may rely conclusively upon and shall incur no liability in respect of any action taken upon any Electronic Signature Instruction that is believed in good faith to be genuine;

(b)

where an Electronic Signature Instruction is given or sent to Harmonic, Harmonic shall be entitled to act on such Electronic Signature Instruction in place of such instruction executed/signed and submitted in accordance with the Fund’s documents;

(c)

in the event a Shareholder or prospective Shareholder has provided an Electronic Signature Instruction regarding the Fund by means of affixing an electronic signature through the DocuSign technology platform (“Platform) (“DocuSign Instruction”), Harmonic may receive the DocuSign Instruction by one of the following methods:

(1)

the Platform may be requested to generate an email notification to Harmonic with a hyperlink to such DocuSign Instruction, and upon receipt of such notification Harmonic shall access the Platform to view and access the DocuSign Instruction and to request that it be emailed to Harmonic. In such circumstances the Administrator acknowledges that permitting DocuSign Instructions in lieu of instructions executed/signed and submitted by any other method presents particular risks that the DocuSign Instruction may not be properly uploaded to the Platform by the Shareholder or prospective Shareholder, that the Platform may not generate an email notification to Harmonic (with the result that Harmonic will not be aware of such DocuSign Instruction having been uploaded), or Harmonic may not be able to view and access such DocuSign Instruction on the Platform, or request such DocuSign Instruction to be emailed (with the result that Harmonic will be delayed in acting upon such DocuSign Instruction). Accordingly where a DocuSign Instruction is sent to Harmonic by this method the sender of the DocuSign Instruction must always follow up with Harmonic in order to ensure the DocuSign Instruction has been received. The fact that a report for the Shareholder or prospective Shareholder produced by the Platform discloses that an email notification of the DocuSign Instruction was sent to Harmonic will not be sufficient proof of receipt of the DocuSign Instruction by Harmonic. In the case of a DocuSign Instruction uploaded to the Platform, both the report produced by the Platform which discloses that the DocuSign Instruction has been emailed to Harmonic and a report produced by Harmonic’s computer system which discloses that an email was received by Harmonic from the Platform will be proof of receipt of such DocuSign Instruction by Harmonic; or

(2)	the Shareholders or prospective Shareholders may email the DocuSign Instruction to Harmonic directly; or

(3)	the Administrator and/or the Fund may email the DocuSign Instruction to Harmonic directly;

(d)

each Harmonic Party shall be indemnified (on a full indemnity basis) and held harmless against, any and all Losses arising to a Harmonic Party as a result of the mis-delivery, the non-receipt or the interception of any Electronic Signature Instruction or in consequence of any Harmonic Party accepting and acting upon any Electronic Signature Instruction given or sent as aforesaid, whether or not such Electronic Signature Instruction was signed, given or sent or purported to have been signed, given or sent by any person duly authorised to give such Electronic Signature Instruction.

APPENDIX 5

Data Processing Obligations Pursuant to EU GDPR

As a necessary part of performing the services pursuant to the Agreement Harmonic is required to provide with respect to the Fund certain data processing services in accordance with the European Union data protection regime introduced by the General Data Protection Regulation (Regulation 2016/679). Harmonic has agreed to provide such data processing services subject to, and in accordance with, the provisions in this Appendix.

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless defined herein, capitalised terms used in this Appendix shall have the meaning ascribed to them in the Agreement.

“AML/ATF/APF” means anti-money laundering, anti-terrorist financing and anti-proliferation financing;

“Data Controller” means the natural or legal person, public authority, agency or other body which, alone or jointly with others, determines the purposes and means of the processing of Personal Data;

“Data Processor” means a natural or legal person, public authority, agency or other body which processes Personal Data on behalf of the Data Controller;

“EEA” means the European Economic Area, the current members at the date hereof being the European Union Member States, Iceland, Liechtenstein and Norway;

“GDPR” means, from 25 May 2018 onwards, the European Union data protection regime introduced by the General Data Protection Regulation (Regulation 2016/679);

“Personal Data” means any information relating to an identified or identifiable natural person;

“Relevant Personal Data” means all Personal Data provided to Harmonic by the Administrator or the Fund or otherwise provided to Harmonic in connection with Harmonic’s performance of the services pursuant to this Agreement.

1.2	In this Appendix any reference to a “clause” or “annex” is, unless the context otherwise requires, a reference to a clause or annex of this Appendix.

2.	EFFECT ON EXISTING DATA PROTECTION PROVISIONS IN THE AGREEMENT

2.1

It is acknowledged that the Agreement contains provisions relating to each party’s rights, duties and obligations under applicable data protection law, including all associated defined terms (the “Existing Provisions”). It is further acknowledged that this Appendix applies to Relevant Personal Data in scope of the GDPR, and other personal data not in scope shall continue to be governed by the Existing Provisions.

2.2	As and from the date of this Appendix, the rights, duties and obligations of each party under the GDPR in respect of Relevant Personal Data shall be as set forth in this Appendix.

3.	THE ADMINISTRATOR AS THE DATA CONTROLLER

The Administrator is a Data Controller of the Relevant Personal Data and agrees (i) to comply with its obligations as such under the GDPR as they relate to this Appendix and (ii) that in its capacity as Data Controller the Administrator is responsible for compliance with the GDPR.

4.	DATA PROTECTION

4.1

Harmonic represents and warrants to the Administrator that Harmonic in its capacity as a Data Processor of the Relevant Personal Data has the necessary expert knowledge, reliability and resources to implement appropriate technical and organisational measures in such a manner that the processing of the Relevant Personal Data it undertakes will meet the requirements of the GDPR and ensure the protection of the rights of the related data subjects.

4.2

Harmonic hereby undertakes to comply with all its obligations as a Data Processor under the GDPR in respect of the Relevant Personal Data, including without limitation, the relevant obligations outlined expressly in this Appendix.

4.3

In respect of the Relevant Personal Data, other than as provided in Clause 4.11, Harmonic acts as a Data Processor and it shall only process the Relevant Personal Data for the purposes of performing its services with respect to the Fund as described in the Agreement and for the duration of the Agreement and shall only act on instructions of the Administrator, other than as required by applicable law.

4.4

The type of Relevant Personal Data that will be processed by Harmonic shall include data such as name, residential address, email address, telephone number, place of birth, date of birth, passport number, social security number, tax ID number, bank account details, personal details required to complete background checks, and, in the context of a Shareholder, personal details required to complete subscription and transfer processing (including but not limited to identification verification information, source of funds information and source of wealth information) and details relating to investment activity. Such Relevant Personal Data may relate to Shareholders or such person’s connected individuals, such as its directors, trustees, employees, representatives, shareholders, investors, clients, beneficial owners or agents.

4.5

Harmonic will provide all reasonable assistance to the Administrator in meeting any requests of Shareholders regarding their rights as data subjects under the GDPR in relation to the Relevant Personal Data.

4.6

In respect of the Relevant Personal Data Harmonic shall make available to the Administrator all information necessary to demonstrate compliance with the obligations laid down in the Article 28 of the GDPR, and shall allow for and contribute to audits, including inspections, conducted by the Administrator or an auditor mandated by the Fund.

4.7	Harmonic shall immediately inform the Administrator if, in Harmonic’s opinion, an instruction to make available information pursuant to Clause 4.6 infringes the GDPR or other applicable law.

4.8	Harmonic shall notify the Administrator without undue delay after becoming aware of a Personal Data breach in respect of any Relevant Personal Data.

4.9

Harmonic shall maintain records of its processing activities under this Appendix and shall cooperate with the relevant data protection authorities and make those records available to such authorities on request.

4.10

All Relevant Personal Data held by Harmonic shall be deleted or returned to the Administrator upon the termination of the Agreement, unless applicable law otherwise requires such Relevant Personal Data to be retained by Harmonic for a prescribed period.

4.11

In respect of the Relevant Personal Data, Harmonic acts as Data Controller solely in respect of the Relevant Personal Data provided to Harmonic to satisfy Harmonic’s own obligations to verify identity of its own client under applicable AML/ATF/APF laws and regulations, and where Harmonic acts as Data Controller it shall process such Relevant Personal Data in accordance with the GDPR to which it is subject. The Administrator represents and warrants that it has notified all relevant individuals that Harmonic is processing their Personal Data for this purpose and the Administrator shall provide all reasonable assistance to Harmonic in complying with its obligations under the GDPR in respect of such Personal Data.

5.	SECURITY MEASURES FOR THE PROCESSING OF PERSONAL DATA

5.1	Harmonic shall take all measures required regarding the security of processing of the Relevant Personal Data as outlined in Article 32 of the GDPR.

5.2

Harmonic shall ensure that (i) any of its employees and independent contractors; and (ii) any of its Permitted Processors (as defined in Clause 6.1) authorised to process the Relevant Personal Data have contractually committed themselves to confidentiality or are under an appropriate statutory obligation of confidentiality.

5.3

Harmonic shall implement appropriate technical and organisational measures to ensure a level of security for the Relevant Personal Data appropriate to the risk, taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons.

5.4

Where the processing involves the transmission of Relevant Personal Data over a network, Harmonic shall take all appropriate security, technical security and organisational measures against the accidental loss or destruction of Relevant Personal Data and against all other unlawful forms of processing Relevant Personal Data.

5.5	Harmonic agrees to maintain a comprehensive information security program reasonably designed to protect the Relevant Personal Data that is in Harmonic’s possession.

5.6

Harmonic will provide all reasonable assistance to the Administrator in respect of the Relevant Personal Data in order to ensure compliance with the obligations pursuant to Article 32 to 36 of the GDPR.

6.	TRANSMISSION OF PERSONAL DATA BY HARMONIC

6.1

It may be necessary for Harmonic to transfer Relevant Personal Data for processing, back-up or storage to an agent, delegate, or other representative of Harmonic (which may or may not be an Affiliate) appointed by Harmonic (pursuant to authority in the Agreement) to carry out sub-processing activities on behalf of Harmonic (each a “Permitted Processor”) under an appropriate written agreement between the Permitted Processor and Harmonic. Harmonic may only transmit Relevant Personal Data (a) to Permitted Processors with the prior written consent of the Administrator; or (b) where required to do so under applicable law. As at the date of this Agreement, Relevant Personal Data will be transmitted by Harmonic to such Permitted Processors located in such locations as is set out in the Disclosed Transmission Arrangements section of Schedule 5A to this Appendix (the “Disclosed Transmission Arrangements”) and by its execution of this Agreement the Administrator shall be deemed to have given its consent, and to represent and warrant that it has obtained the consent of all relevant individuals, to such Disclosed Transmission Arrangements. Harmonic shall obtain prior written consent of the Administrator before making any changes to the Disclosed Transmission Arrangements.

6.2

In addition, it may be necessary for Harmonic to transfer Relevant Personal Data to certain third parties, upon the instruction of the Administrator, whose involvement is necessary to carry out all or part of Harmonic’s duties and obligations contemplated under the Agreement and in accordance with Harmonic’s internal written procedures. In such instances it is acknowledged and agreed that any such third party will not be a Permitted Processor of Harmonic and will instead be engaged directly by the Administrator as a processor. It is also acknowledged and agreed that where Harmonic is required to transfer Relevant Personal Data to a legal, regulatory or taxation authority under applicable law any such transfer shall not constitute the engagement of a Permitted Processor by Harmonic.

6.3

Harmonic shall ensure that the data protection obligations applicable to it as contained in this Appendix are contractually imposed on each Permitted Processor in particular providing sufficient guarantees to implement appropriate technical and organisational measures in such a manner that the processing will meet the requirements of the GDPR, and any such transmission of Relevant Personal Data by Harmonic to a Permitted Processor shall be in accordance with the model clauses as stipulated pursuant to the GDPR.

6.4

Harmonic shall remain fully liable for the acts or omissions of any Permitted Processor in the processing of Relevant Personal Data received from Harmonic which result in a breach of the GDPR as if such acts or omissions were Harmonic’s own.

7.	AMENDMENT

The parties will cooperate in good faith to amend this Appendix in the event that an amendment is required to ensure either party’s ongoing compliance with the GDPR or any applicable laws and regulations relevant to data protection.

SCHEDULE 5A

DISCLOSED TRANSMISSION ARRANGEMENTS

Relevant Personal Data is transmitted by Harmonic to the following Permitted Processor(s) (as defined in Clause 6.1) in the normal course of business:

(i)	Permitted Processors who are Harmonic Group Affiliates

Harmonic Group Affiliates	Location

Wavelength Financial Technology Ltd.	Cayman Islands

Harmonic Corporate Services Limited	Cayman Islands

Ancova Limited	Cayman Islands

Harmonic Loan Services	Cayman Islands

Harmonic Fund Services Canada Inc.	Toronto, Canada

Harmonic Fund Services Ireland Limited	Dublin, Ireland

Harmonic Consulting Ireland Limited	Dublin, Ireland

Harmonic Fund Services Luxembourg S.A.	Luxembourg

Harmonic Fund Services (Shanghai) Co. Ltd.	Shanghai, China

Harmonic S.A.	Geneva, Switzerland

Harmonic Consulting Services UK Limited	London, United Kingdom

(ii)	Permitted Processors who are not Harmonic Group Affiliates

Entity	Purpose	Country	Website

KPMG (Cayman Islands) LLP	External Auditor –SOC Controls	Cayman Islands	https://home.kpmg.com/.ky

Cayshred	Document Shredding Services	Cayman Islands	http://www.cayshred.com/

Filesafe	Document Archiving	Cayman Islands	http://filesafecayman.com/

Lexis Nexis	KYC and AML processing	USA	https://internationalsales.lexisnexis.com

Microsoft Corporation	Cloud Services provider	USA	www.microsoft.com

APPENDIX 6

California Consumer Privacy Act of 2018 (“CCPA”) Acknowledgement

This CCPA Acknowledgement shall apply only where the Fund is subject to the CCPA by virtue of being defined as a “Business” by the CCPA.

1. The parties agree and acknowledge that Harmonic shall act only as a “Service Provider” as defined by the CCPA for the purposes of this Agreement. As a Service Provider, Harmonic shall not determine the purposes and means by which the “personal information” (as defined by the CCPA) it receives pursuant to this Agreement shall be processed.

2. The parties agree and acknowledge that Harmonic shall not retain, use or disclose personal information for any purpose other than for the specific purpose of performing the services specified in this Agreement or as otherwise permitted by the CCPA.